UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

ATLAS AIR WORLDWIDE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or

           Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Annual Incentive Plan: Goal Setting In-Season Engagement 2016

©2012 Atlas Air Worldwide Holdings, Inc. Our EPS metric under the 2015 Annual Incentive Plan (AIP) is designed to be rigorous The EPS target amount of $4.10 in 2015 represented a 34% increase over $3.05, our target amount in 2014 The EPS target amount of $4.10 in 2015 represented a 42% increase over $2.88, the Company’s 2014 EPS achievement, excluding a $1.37 tax planning benefit not expected to recur The EPS metric under the AIP is not benefited by share repurchases See the following slides for more detail Rigorous Goal Setting: 2015 AIP Target

2015 AIP Target EPS Accounts for One-Time Tax Benefit in 2014 2014 GAAP EPS was $4.25, or $4.22 excluding the impact of share repurchases (as required by the AIP) GAAP EPS included $1.37 per share (calculated without any impact of share repurchases) related to beneficial tax planning regarding the treatment of extraterritorial income from the offshore leasing of certain of our aircraft. The tax benefit: Involved a significant amount of work, is cash flow positive and EPS accretive, and benefits all shareholders Was not expected to recur Excluding the $1.37 benefit related to the 2014 tax planning item, reported EPS would have been $2.88 2015 AIP Target of $4.10 per share was 42% greater than $2.88 per share, excluding the tax planning benefit for an “apples-to-apples basis” This significantly higher target was set with the expectation of an increase in global airfreight demand of just 4-5% and continuing decline in military demand Actual global airfreight demand ultimately increased just 2.2% in 2015 In this environment, the 2015 AIP Target EPS of $4.10 was quite rigorous

Stock Price Outperformance in 2016 Source: Capital IQ (data as of 11-May-2016) YTD Stock Price Performance: AAWW vs. Key Indices AAWW has outperformed its key indices in 2016, on the back of strong Q1’16 results and positive market reception of the recently announced partnership with Amazon